10f-3 REPORT

SMITH BARNEY MUNI FUNDS
MUNICIPAL MONEY MARKET FUND, INC.

August 1, 2004 through October 31,2004

	Trade
Issuer	Date	Selling Dealer

California Statewide RANS	9/30/04	Bank of America Securities
Series A 3.000% due 6/30/05
	Amount	$20,000,000
	Price	$100.914
	%Received By Fund	0.33%
	% of Issuer(1)	1.04% (A)

California Statewide RANS	9/30/04	Morgan Stanley
Series A 3.000% due 6/30/05
	Amount	$6,750,000
	Price	$100.914
	%Received By Fund	0.33%
	% of Issuer(1)	1.04% (B)

(1)  Represents purchases by all affiliated
funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(A) - Includes purchases of $42,245,000 by other Smith Barney Mutual Funds.
(B) - Includes purchases of $55,495,000 by other Smith Barney Mutual Funds.